EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT ("Agreement"), made as of this 19th day of July, 1995, by and among Hauser Chemical Research, Inc, a Delaware corporation ("HAUSER"), and the persons identified on Exhibit A, (each a "Seller" and collectively the "SELLERS ").

WITNESSETH:

       WHEREAS, SELLERS own, free and clear of all adverse claims, all of the issued and outstanding shares of capital stock of HERBERT V. SHUSTER, INC., a Massachusetts corporation, ("SHUSTER"), each Seller owning the number of shares of such capital stock as is indicated on Exhibit A; and

       WHEREAS, HAUSER wishes to acquire all the issued and outstanding stock of SHUSTER; and

       WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions thereto;

       NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
ACQUISITION AND TRANSFER OF STOCK

Section 1.1 - Definitions.  For purposes of this Agreement:

       "Accelerated Unit" shall mean a Unit which is unvested immediately prior to the Closing but which shall vest as a result of the acceleration provisions contained in the Phantom Plan.

       "Accounting Procedures" shall mean the procedures consistent with GAAP.

       "Actual Modified EBITDA" shall mean EBITDA, excluding any compensation expense incurred to Drs. Shuster and Bierman tor non-billable work and incurred for Dr. Ziebarth, and excluding any HAUSER corporate general and administrative expense allocated to SHUSTER. Compensation tor non-billable work shall be calculated by taking the annual compensation paid times a fraction, the numerator of which is the number of hours of non-billable work and the denominator of which is 975 hours for Dr. Shuster and 1,170 hours tor Dr. Bierman.

       "Closing" shall mean the purchase and sale of the SHUSTER Shares provided herein.

      "Closing Date" shall mean the day of Closing, to be held at the offices of Sherbume, Powers & Needham, P.C., One Beacon Street, Boston, MA 02108, commencing at 10:00 a.m. local time on July 19, 1995, or at such other place or at such other date and time as SELLERS and HAUSER may mutually agree.

       "Closing Date Balance Sheet" shall mean a balance sheet of SHUSTER as of June 30, 1995, prepared in accordance with SHUSTER Accounting Methods and GAAP, but excluding accruals for the following liabilities: Phantom Stock Plan, Stay Bonuses and Sale Expenses.

       "December Balance Sheet" shall mean the SHUSTER Balance Sheet as of December 31, 1994, reviewed by Walsh, Mocera & Co., P.C., attached hereto as Exhibit B.

       "Divested Amounts" shall mean any amounts of payments for Phantom Units or Stay Bonuses forfeited by the intended recipient pursuant to the terms of the Phantom Proceeds Agreement (or Phantom Plan or Phantom Agreement or prior employment agreements), as the case may be.

       "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

       "Effective Time" shall mean 5:00 p.m. Boston time, on the Closing
Date.

       "Environmental Laws" - all applicable federal, state, local, foreign or other statutory and common laws, ordinances, codes, rules, regulations, guidelines, notices, writs, directives, decrees (including, for example, consent decrees and administrative orders) judgments, authorizations or Permits relating to protection of the environment or worker or public health or safety or imposing liability or standards of conduct concerning any Hazardous Substance, as any of the foregoing may be amended or supplemented from time to time.

       "Environmental Damages" - all losses, costs, expenses (including attorney's and expert's fees and expenses), fees, liabilities, obligations, penalties, fines, actions, claims, litigation, demands, defenses, judgments, suits, proceedings, and equitable relief sustained by SHUSTER, its officers, directors, employees, agents and affiliates arising from or in connection with protection of the environment or worker or public health or safety or standards of conduct or liability concerning any Hazardous Substance, including but not limited to the following:

     (a) the manufacture, generation, refining, processing, distribution, use, reclamation, recycling, containment, storage, treatment, disposal, receipt, sale, handling, transport or labeling of any Hazardous Substance or any product, material, substance, chemical or constituent manufactured with, or which has come into contact with, any Hazardous Substance;

     (b) the presence or suspected presence of any Hazardous Substance at, on, in, under or above any location or real property;

     (c) the actual or threatened release, discharge, deposit, injection, dumping, spilling, migration, leaking, leaching, flowing, emitting, or other movement of any Hazardous Substance from, at, in, under or to any location or real property, including the presence or movement of a Hazardous Substance through or in the air, soil, surface water, groundwater, and building materials;

     (d) the characterization of any part of any real property or location as a "facility, " as defined in CERCLA, or a term of similar import as defined in an analogous state statute or regulation, or as a Hazardous Substance facility, site, storage area, landfill, dump, waste facility transfer station, or refuse location under any Environmental Law;

     (e) any event at any real property or location which constitutes an actual or threatened "release," as defined in CERCLA or in any other Environmental Law;

     (f) the exposure of any personal or real property, human, flora, fauna, animal or the environment to a Hazardous Substance, or the contamination or threatened contamination of such by or with a Hazardous Substance;

     (g)  the lack of any Permit required under any Environmental Law; or

     (h)  noncompliance with any such Permit or any Environmental Law.

Without limiting the generality of the foregoing, the definition of Environmental Damages specifically includes costs of investigation, inspection, monitoring, testing, cleanup, compliance, response, removal, remediation, containment, restoration, treatment and disposal, including reasonable fees and expenses for attorneys, accountants, laboratories, consultants, engineers, contractors, medical and emergency personnel and experts.

       "Escrow Amount" shall mean the sum of (i) $1,831,642 from the Sellers and $268,358 from the Unit Holders which shall be held in escrow tor any Purchase Price Adjustment pursuant to Article VIlI herein; (ii) six percent (6%) of the Closing Date Amount (which shall be effected by a reduction in the Series A Notes or the cash payments due Sellers at the Closing, as the case may be); (iii) six percent (6%) of the Closing Phantom Payment (which shall be effected by a reduction in the cash payments due the Unit Holders at the Closing pursuant to the Phantom Proceeds Agreements) which shall be held in escrow until completion of the Closing Certificate by the parties and which shall be used for any adjustments and Sellers' obligations required by
Section 1.4(b) and the fund the Sales Expenses to be borne by the Sellers and Unit Holders pursuant to Section 1.4(b)(i); and (iv) $170,000 which shall be used to pay the Stay Bonuses.

       "Forfeited Unit" shall mean an Accelerated Unit forfeited subsequent to the Closing by the Unit Holder pursuant to the terms and conditions of the Phantom Plan.

       "Fully Diluted Equity Outstanding" shall mean the sum of all Shares Outstanding immediately preceding the Closing Date, plus the number of Phantom Units issued under the Phantom Plan less any Forfeited Units.

       "GAAP" shall mean Generally Accepted Accounting Principles in effect as of the effective date of this Agreement.

       "HAUSER Accounting Methods" shall mean the accounting methods used by HAUSER in preparation of its financial reports to the Securities and Exchange Commission.

       "Hazardous Substances" - any material or substance containing, contaminated by or with, or constituting: (a) any "hazardous substance", as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended from time to time or analogous state statute or regulation; (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act of 1976, as amended, or analogous state statue or regulation; (c) any petroleum or petroleum product; (d) any infectious or medical waste; (e) any heavy metal, mono- or poly-chlorinated biphenyl, urea, formaldehyde, chromium, asbestos, paint or covering containing lead; (f) any radioactive or nuclear fuel (whether spent or not) or material or waste or source material of by-product material or transuranic waste; (g) any chlorofluorocarbon (CFC), halon, hydrochlorofluorocarbon
(HCFC) or any substance currently recognized as ozone-depleting substance; or
(h) any pollutant or contaminant or regulated substance or material or hazardous, dangerous or toxic chemical, waste, constituent, material or substance or words of similar import within the meaning of any other applicable federal, state or-local statute, law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any pollutant or contaminant or regulated substance or material or hazardous, toxic or dangerous chemical waste, constituent, substance or material, all as amended.

       "Irrevocable Unit" shall mean a Unit that is not an Accelerated Unit.

       "Net Closing Book Value" shall mean the total assets of SHUSTER less the total liabilities of SHUSTER as reflected on the Closing Date Balance Sheet, plus $17,500.00.

       "Phantom Agreements" shall mean the Phantom Stock Unit Agreements issued to Kenneth P. Gordon, Eugene W. Damon and Philip H. Katz pursuant to the terms of the Phantom Plan, in accordance with which each Unit Holder was awarded 3,000 Phantom Units.

       "Phantom Plan" shall mean the Company's Phantom Stock Unit Plan dated as of January 2, 1993.

       "Phantom Proceeds Agreement" shall mean the Phantom Units Proceeds Agreement dated as of the Closing Date, among SHUSTER, Kenneth P. Gordon, Eugene W. Damon and Philip H. Katz, a copy of which is attached hereto as Exhibit C.

       "Phantom Unit Holders" or "Unit Holders" shall mean those persons who, prior to the Closing, have been awarded Phantom Stock Unit Awards under the Phantom Plan.

       "Proportionate Stock Interest" shall mean with respect to any Shareholder, the ratio obtained by dividing (x) the number of Shares owned by such Shareholder immediately preceding the Closing Date divided by (y) the total number of Shares outstanding as of such date.

       "Proportionate Total Interest" shall mean with respect to any Shareholder or Unit Holder the ratio obtained by dividing, (x) in the case of a Shareholder, the number of Shares owned by such Shareholder immediately preceding the Closing Date, or in the case of a Unit Holder, the number of Units granted to such Unit Holder but less any Forfeited Units divided by (y) the Fully Diluted Equity Outstanding.

       "Sale Expenses" shall mean any expenses incurred or amounts payable by SHUSTER in connection with this transaction, including broker's, attorney's, accountant's and other consultant's fees.

       "SELLERS' Cumulative Interest" shall mean the aggregate number of Shares Outstanding immediately preceding the Closing Date divided by the Fully Diluted Equity Outstanding.

       "Shareholders" shall mean the SELLERS.

       "SHUSTER Accounting Methods" shall mean the accounting methods used by SHUSTER in preparation of its December Balance Sheet.

       "Unit Holders" shall mean the three individuals to whom Units were granted pursuant to the Phantom Plan.

       "Units" or "Phantom Units" shall mean a phantom stock unit granted to a Unit Holder pursuant to the terms and conditions of the Phantom Plan. The term Unit includes the terms "Irrevocable Unit" and "Accelerated Unit."

       "Unpaid Unit" shall mean a Unit for which payment is not yet due under the terms of the Plan, but shall not include Forfeited Units.

Section 1.2 - Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement and based upon the representations and warranties made herein by each of the parties to the other, on the Closing Date, SELLERS shall sell, grant, convey, assign, transfer and deliver to HAUSER, and HAUSER shall purchase and acquire from SELLERS, as a group, all of the issued and outstanding shares of capital stock of SHUSTER (the "Shares"). The exact number of Shares to be sold by SELLERS hereunder is 61,825.02 common shares, $1.00 par value per share. At the Closing, each Seller shall deliver to HAUSER certificates evidencing the Shares owned by such Seller duly endorsed in blank or with stock powers duly executed by such Seller.

Section 1.3 - Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of SELLERS contained herein, at the Closing, each Seller shall sell to HAUSER and HAUSER shall purchase from each Seller all of the Shares owned by such Seller in exchange for the payment to the Seller of an amount equal to the Purchase Price multiplied by such SELLER's Proportionate Stock Interest based upon the number of Shares held by such SELLER and set forth after such SELLER's name in column C of Exhibit A. SHUSTER will pay the Irrevocable Phantom Units immediately preceding the Closing of the transactions contemplated herein. HAUSER agrees to cause SHUSTER, after the Closing, to pay for all Accelerated Phantom Units in accordance with the terms of the Phantom Proceeds Agreement.

     The Purchase Price shall be defined as the sum of the following amounts:

     (a)  The "Closing Date Amount", which shall be determined as follows:

     (i)   $4,200,000 in cash or cash equivalent,

     (ii) LESS $4,874, representing fifty percent (50%) of any amounts payable or paid by HAUSER for a Phase I environmental audit of SHUSTER,

     (iii) LESS $170,000 payable to employees pursuant to "stay bonuses" included in existing employment agreements (the "Stay Bonuses"),

     (iv)  LESS the Sale Expenses;

     (v) LESS the cost of the Letters of Credit obtained by HAUSER in connection with, and as might be required by, this Agreement,

     (vi) PLUS $4,390, representing fifty percent (50%) of any amounts payable or paid by SHUSTER for any Phase I environmental audit of SHUSTER.

     (vii) PLUS 20.135% of payments made to Phantom Unit Holders simultaneously with the Closing.

     (viii) LESS the "Closing Phantom Payment", which shall be the result of the foregoing calculations multiplied by a fraction, the numerator of which
is 9,000 [the total number of Phantom Units     outstanding] and the
denominator of which is 70,428.47564 [the     total number of Shares and
Phantom Units outstanding].

     (b) The Net Closing Book Value Adjustment which shall be the difference between the Net Closing Book Value and $2,011,864, and which shall be determined in accordance with Section 1.4(b);

     (c) The "Earnout", subject to adjustments required by Article VIII, which, under no circumstances shall exceed, $1,750,000. For purposes of this
Section 1.3(c) only, SHUSTER shall mean HAUSER's wholly-owned subsidiary acquired as a result of the purchase of the Shares from the SELLERS. The Earnout shall be determined and paid as follows:

     (i) Attached as Exhibit D hereto are projected EBITDA numbers for SHUSTER for the five (5) fiscal years beginning May 1, 1995, through April 30, 2000, ("Projected EBITDA") which are based on the August 1994 Confidential Information Memorandum prepared by SHUSTER and Tucker Anthony Incorporated as adjusted to begin on Hauser's fiscal year beginning May 1, 1995, said adjustment hereby agreed to by the SELLERS.

     (ii) For each of its five (5) fiscal years beginning May 1, 1995 through April 30, 2000, HAUSER will calculate Actual Modified EBITDA for SHUSTER using HAUSER Accounting Methods. The parties agree that the Earnout for the first fiscal year after the Closing Date will be determined by prorating the year from the Closing Date to April 30, 1996. This will be calculated by multiplying Projected EBITDA for the year ended April 30, 1996, by a fraction, the numerator of which is the number of business days from the Closing Date until April 30, 1996, and the denominator of which is the total number of business days in the fiscal year. The parties agree that the Earnout for the year ended April 30, 2000, shall be based upon a pro rated year greater than the twelve months calculated by multiplying both Actual Modified EBITDA and Projected EBITDA for such year by a fraction, the numerator of which is the sum of the number of business days in such year plus the number of business days from April 30, 2000 to the 5th Anniversary of the Closing Date and the denominator of which is the number of business days in such year.

     (iii) To the extent that Actual Modified EBITDA exceeds Projected EBITDA for any of the scheduled fiscal years, the Earnout for that year shall equal fifty percent (50%) of the excess. To the extent that Actual Modified EBITDA is less than Projected EBITDA for any of the scheduled fiscal years, fifty percent (50%) of the deficit shall be credited against any Earnout which would otherwise be payable as a result of operations in any subsequent scheduled fiscal year.

     (iv) HAUSER agrees that it will not (A) sell or otherwise transfer any of the shares of capital stock of SHUSTER or (B) sell, transfer or otherwise dispose of direct or indirect control of SHUSTER, whether effected by (x) merger or consolidation of SHUSTER with or into another entity not controlled by HAUSER, (y) the sale or other transfer of any of the shares of capital stock of SHUSTER, or (z) permitting the sale or other transfer of all or substan-tially all of SHUSTER'S assets to other entities (the "Sale Transaction") unless the following amount is paid to the SELLERS at the closing of the Sale Transaction as follows: the lesser of (I) the excess, if any, of the total sales price in such Sale Transaction over $4,200,000 or
(II) the excess, if any, of $1,750,000 over the amount of any Earnout paid prior to such closing of the Sale Transaction.

     (v) HAUSER agrees that it will not merge or consolidate SHUSTER with or into HAUSER or an affiliate of HAUSER unless:

     a)  The SELLERS' Representative agrees to the merger or consolidation;
or

     b) HAUSER agrees to pay the SELLERS the greater of (i) the Unpaid Earnout discounted to the date of such merger or consolidation using an annualized discount rate of 34%; or (ii) subsequent to the closing of the merger, Actual Modified EBITDA is determined by using the greater of:
SHUSTER's Actual Modified EBITDA for the fiscal year prior to the closing of the merger transaction or the Actual Modified EBITDA of the combined merged entity. For purposes hereof, the term Unpaid Earnout shall mean the excess, if any, of $1,750,000 over the amounts of Earnout paid prior to such merger or consolidation, provided however, for purposes of the foregoing calculations it will be assumed that such excess amounts would have been due and payable in equal installments on each April 30 remaining between the date of such merger or consolidation and the fifth anniversary hereof.

The provisions of Section 1.3(c)(iv) and (v) shall terminate at the end of the five (5) year Earnout period described above".

     (d)  The Sale Expenses provided in Section 1.3(a)(iv);

     (e)  The Tax Benefit amounts payable pursuant to Section 5.5 below and;

     (f) The "Divested Amounts", which shall mean any amounts of payments for Phantom Units or Stay Bonuses forfeited by the intended recipient pursuant to the terms of the Phantom Proceeds Agreement (or Phantom Plan or Phantom Agreement), or employment agreements, as the case may be. The proportion of the Divested Amounts payable to the SELLERS shall equal the SELLERS' Cumulative Interest thereof and shall be paid to the SELLERS within 10 days after the applicable forfeiture.

Section 1.4 - Payment of Purchase Price.

     (a) The Purchase Price shall be payable as follows:

     (i) payment of the Closing Date Amount to the SELLERS on the Closing Date as follows;

     1) $1,831,642 in certified funds which shall be held in escrow by Norwest Bank Colorado (the "Escrow Agent") according to the Escrow Agreement substantially in the form attached hereto as Exhibit E for purposes of any adjustments to the Purchase Price to be made pursuant to Section 8.

     2) except tor amounts to be deposited into the Escrow Account, the balance of the Closing Date Amount shall be paid to the SELLERS in cash or certified funds, except for Herbert V. Shuster and George W. Bierman who shall be paid by HAUSER one-year unconditional, negotiable promissory notes secured by a Letters of Credit with interest payable at five and fifty-three one hundredths percent (5.53%) per annum as set forth in Exhibit F (the "Series A Notes");

     (ii) payment of the Net Closing Book Value Adjustment to the SELLERS or HAUSER, as the case may be, either out of the Escrow Amount according to the provisions of Section 1.4(b) if due from the SELLERS or in cash if due from HAUSER;

     (iii) payment of the Earnout within 95 days after the end of HAUSER's fiscal year in question payable to the SELLERS in accordance with the SELLERS' Proportionate Total Interest;

     (iv) payment of the Sale Expenses in cash or bank cashier's check against invoices delivered on or before the Closing Date.

     (v) payment of the Tax Benefit amounts within 95 days after HAUSER's fiscal year end in which the payment is made;

     (vi) payment of the Divested Amounts within ten (10) days after the applicable forfeiture.

     (vii) payment within five days of agreement on the Closing Certificate, of any balance of funds deducted from 1.4(a)(i)(2) above in accordance with the Escrow Agreement.

     (b) Within sixty days after the Closing Date, HAUSER and the SELLERS' Representative shall cause to be prepared the SHUSTER Closing Date Balance Sheet. As soon after the Closing Date as practicable, but not more than 90 days after the Closing Date, HAUSER and the SELLERS' Representative will agree to a final Closing Date Balance Sheet accompanied by a certificate signed by each party (the "Closing Certificate") setting forth the Net Closing Book Value and the amount of any adjustments to the Purchase Price required by Section 1.2(a)(i).

     (i) The Escrow Amount shall be held in an Escrow Account pursuant to the Escrow Agreement. Any additional Sale Expenses not invoiced on or before the Closing Date shall be paid out of the Escrow Amount if invoiced no later than ten days after the Closing Date. All costs incurred by HAUSER to determine any adjustment, required by this
Section 1.4, shall be borne by HAUSER. All costs incurred by the SELLERS and Unit Holders to determine any adjustment required by this Section 1.4, shall be shall be deducted and paid from the Escrow Amount prior to any disbursement to the SELLERS.

     (ii) If the Net Closing Book Value is less than $2,011,864, the difference shall be paid to HAUSER out of the Escrow Amount based upon the SELLER' s Proportionate Total Interest immediately in accordance with the payment provisions for the Closing Date Amount. If the Net Closing Book Value is greater than $2,011,864, HAUSER shall pay such excess immediately in accordance with the payment provisions for the Closing Date Amount. In either case such payments shall be made, out of the Escrow Amount, upon agreement by the parties of the Closing Date Balance Sheet and the Closing Certificate.

     (iii) If the parties hereto are unable to agree upon the Closing Date Balance Sheet or the Closing Certificate within 90 days after the Closing Date, payments shall be made as to all "agreed upon" issues on said 90th day and all matters not so resolved shall be submitted to an arbitrator with accounting expertise mutually acceptable to HAUSER and the SELLERS' Representative (the "Arbitrator") for final resolution in accordance solely and exclusively with this Agreement. Such submission shall be in the form of written statements of position by the parties, with an opportunity to respond to such written statements and any requests for statements or information from the Arbitrator. The Arbitrator shall be directed, by the SELLERS' Representative and HAUSER, to make its determination as soon as possible after the matter in dispute is submitted to it, and such determination shall be final and binding upon the parties hereto. Any payment to be made as a consequence of the decision of the Arbitrator shall be made not later than 10 days after the receipt of said decision by each of HAUSER and the SELLERS' Representative. The costs and expenses of the Arbitrator shall be shared equally by HAUSER and the SELLERS.

     (iv)  All amounts to be paid subsequent to the Closing Date pursuant to
Section 1.3(b) shall bear interest from and after the Closing Date, until so paid, at the rate of seven percent (7%) per annum computed on the basis of a 365-day year and paid for the actual number of days elapsed.

Section 1.5 - Termination.  This Agreement may be terminated:

     (a) Prior to the Closing Date if HAUSER and the SELLERS shall so agree in writing;

     (b) Prior to the Closing Date by HAUSER or the SELLERS, due to a material misrepresentation, material breach of warranty or failure to comply in any material respect with any covenant in this Agreement made or caused by the other party, if not cured within fifteen (15) days of receipt of notice thereof; or

     (c) On July 31, 1995, in the event any material condition to Closing is not satisfied by that date upon the exercise of reasonable efforts by the party or parties primarily responsible for such condition, and is not waived by the other party or parties.

     In the event this Agreement shall be terminated pursuant to Section 1.5(a) or Section l.5(c), neither party shall be liable to the other as a result of such termination. Any termination pursuant to Section 1.5(b) shall not relieve any party of liability for any such material misrepresentation or material breach. Notwithstanding the provisions of this Article, if any of the SELLERS shall fail or refuse to deliver any of the Shares as provided in
Section 1.2, or if any of the SELLERS shall fail or refuse to consummate the transactions described in this Agreement prior to or on the Closing Date, such failure or refusal shall not relieve the other SELLERS of any obligations under this Agreement, and HAUSER, at its option and without prejudice to its rights against any such defaulting Seller, may either (I) acquire the remaining Shares which it is entitled to acquire hereunder or (2) refuse to make such acquisition and thereby terminate all of its obligations hereunder. The SELLERS acknowledge that the Shares are unique and otherwise not available and agree that in addition to any other remedies, HAUSER may invoke any equitable remedies to enforce delivery of the Shares hereunder, including, without limitation, an action or suit for specific performance.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF HAUSER

HAUSER hereby represents and warrants to the SELLERS that, except as noted in the HAUSER Schedule of Exceptions attached as Exhibit G, hereto:

Section 2.1 - Organization; Good Standing. HAUSER is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.

Section 2.2 - Authority. HAUSER has full power and authority to enter into this Agreement, to perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized by all necessary corporate action, and constitutes the valid and legally binding obligation of HAUSER enforceable in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors rights generally and except that equitable remedies are within the discretion of the courts.

Section 2.3 - Financial Statements. HAUSER has furnished the SELLERS with its audited financial statements for the three years ended April 30, 1992, 1993 and 1994, and its unaudited financial statements as of January 31, 1995. Said financial statements, including the related notes and schedules thereto, are complete and correct in all material respects and present fairly, and in conformity with generally accepted accounting principles consistently applied, the financial position of HAUSER at the dates thereof and the results of its operations for the periods then ended. HAUSER has no material unrecorded liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, any tax liabilities, other than liabilities incurred in the ordinary course of business since January 31, 1995, that are not properly disclosed in the financial statements discussed above. Since January 31, 1995 there has not been any material adverse change in the financial condition, results of operations, business or prospects of HAUSER, or any other event or condition of any character, which individually or in the aggregate has had or reasonably can be expected to have a material adverse effect on the financial condition, results of operations, or business of HAUSER.

Section 2.4 - Absence of Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby by HAUSER will conflict with, result in the breach of, constitute a default under or accelerate the performance required by, the terms of (i) any law or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which HAUSER may be subject, (ii) any contract, agreement or instrument to which HAUSER is a party or by which HAUSER or its properties are bound or committed, or (iii) the Certificate of Incorporation or Bylaws of HAUSER, or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the HAUSER.

Section 2.5 - Brokerage. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of HAUSER in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of HAUSER in connection with such transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

       The SELLERS hereby jointly and severally, except as indicated below, represent and warrant to HAUSER that, except as noted in the SHUSTER Schedule of Exceptions attached as Exhibit H hereto:

Section 3.1 - Organization: Good Standing. SHUSTER is a Massachusetts corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. SHUSTER has delivered to HAUSER true and correct copies of SHUSTER's Articles of Organization and Bylaws as in effect on the date hereof, and SHUSTER is not in violation of its Articles of Organization or Bylaws. SHUSTER does not own 5 % or more of the voting securities of, or have any other interest in, any other entity.

Section 3.2 - Local Compliance. SHUSTER is not in violation of any applicable law or regulation in any material respect, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, Permit (as defined in Section 3.18), regulation or demand of any governmental agency, the effect of which violation or default would be to materially and adversely affect the financial condition, results of operations, business or prospects of SHUSTER taken as a whole. SHUSTER has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted or presently proposed by SHUSTER to be conducted in the future. Neither the character of the property owned or leased by SHUSTER, nor the nature of its business activities, nor anything else makes qualification by SHUSTER as a foreign corporation necessary in any jurisdiction.

Section 3.3 - Authority. Each of the SELLERS severally represents and warrants that he has full power and authority to enter into this Agreement, to perform his obligations under this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement will not contravene or violate the Articles of Organization or Bylaws of SHUSTER. Neither the execution and delivery of this Agreement by any SELLER nor the consummation of the transactions contemplated hereby will contravene or violate any regulation or court order which is applicable to SHUSTER, or will result in a default under, or require the consent or approval of any party to, any contract relating to SHUSTER's business or its assets or by which SHUSTER is a party or otherwise bound, or require SHUSTER or any SELLER to notify or obtain any license from any federal, state, local or other court or governmental agency or body or from any other regulatory authority. This Agreement constitutes the valid and legally binding obligation of each SELLER enforceable in accordance with its terms.

Section 3.4 - Capitalization.

     (a) The authorized capital stock of SHUSTER consists of 150,000 shares of common stock, $1.00 par value per share ("SHUSTER Common Stock"), 61,428.47564 of which are issued and outstanding (previously defined as the "Shares"). Each of the SELLERS severally represents and warrants that the Shares are owned by each of the SELLERS in the respective amounts set forth opposite their names in column B of Exhibit A, free and clear of all liens. All of the Shares are duly authorized, validly issued, fully paid and nonassessable.

     (b) Except as set forth in Schedule 3.4, there are no outstanding debentures, options, warrants, conversion rights, calls or commitments of any kind obligating SHUSTER to issue, directly or indirectly, any additional shares of its capital stock or any instrument convertible into its capital stock, or any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. SHUSTER is not a party to or bound by any contract, indenture, note, debenture, bond or other security, or any other agreement or instrument pursuant to which its right to declare or pay dividends on its capital stock is restricted. SHUSTER's capital stock is not subject to any preemptive right of any shareholder.

Section 3.5 - Financial Statements. SHUSTER and the SELLERS have furnished HAUSER with the audited financial statements of SHUSTER for the year ended December 31, 1992 and the unaudited financial statements of SHUSTER for the years ended December 31, 1993 and 1994. Said financial statements, including the related notes and schedules thereto, are complete and correct in all material respects and present fairly, in accordance with generally accepted accounting principles consistently applied, the financial position of SHUSTER at the dates thereof and the results of its operations for the periods then ended. SHUSTER has no material unrecorded liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, any tax liabilities, other than liabilities incurred in the ordinary course of business since December 31, 1994, that are not properly disclosed in the December financial statement. Since December 31, 1994, there has not been any material adverse change in the financial condition, results of operations, business or prospects of SHUSTER, or any other event or condition of any character, which individually or in the aggregate has had or reasonably can be expected to have a material adverse effect on the financial condition, results of operations, or business of SHUSTER.

Section 3.6 - Assets. SHUSTER has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own, including, without limitation, all assets and properties reflected in the December Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the December Balance Sheet), free and clear of all liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the December Balance Sheet or the notes thereto; (ii) statutory liens not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held. Schedule 3.6 sets forth accurate lists and summary descriptions of all tangible assets where the value of an individual item exceeds $500 or where an aggregate of similar items exceeds $500, and of all leases, licenses, and other contracts to which SHUSTER is a party or is otherwise bound which relate in whole or in part to such assets. The assets listed in Schedule 3.6 constitute substantially all of the tangible assets used in or necessary to the conduct of SHUSTER's business.

Section 3.7 - Litigation. No claims have been asserted and no relief has been sought against SHUSTER in any pending litigation or governmental proceedings. To the knowledge of SHUSTER and each SELLER, SHUSTER has not been threatened with such litigation or proceedings and no basis for such litigation or proceeding exists. SHUSTER is not subject to any applicable unsatisfied judgment or award, order, stipulation, writ, injunction or decree of any court, arbitrator or governmental agency or department having jurisdiction over it or its properties, business or affairs.

Section 3.8 - Taxes. SHUSTER has (i) filed all federal, state, local and foreign tax returns of every type and kind required to be filed by it as of the date of this Agreement, and each such return is complete and accurate in all material respects; (ii) paid all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; (iii) not requested an extension for the time of any such payment (which extension is still in effect); and (iv) established accruals or reserves as reflected on the December Balance Sheet adequate for the payment of all federal, state, local and foreign tax liabilities. SHUSTER has not received any notice of assessment or deficiency or proposed assessment from or by the Internal Revenue Service or any other taxing authority in connection with its tax returns or reports and there is no pending tax examination of or tax claim asserted against SHUSTER. True and complete copies of all federal and state income tax returns filed by SHUSTER since December 31, 1992, have been delivered to HAUSER.

Section 3.9 - Contracts. SHUSTER is not a party to or bound by, and is not presently considering entering into, any written or oral (i) employment, management, consulting, severance or other similar agreements (including without limitation any collective bargaining contract or union agreement);
(ii) bonus, deferred compensation, profit-sharing, percentage compensation, service award, incentive, pension, retirement or other compensation plan or arrangement; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures in excess of $10,000; (v) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business; or any (vi) material contract, other than the foregoing, not made in the ordinary course of business. SHUSTER has, in all material respects, performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, contract, lease or other agreement to which SHUSTER is a party or by which SHUSTER is bound, the effect of which default would be to materially and adversely affect the financial condition, results of operations, business or prospects of SHUSTER taken as a whole.

Section 3.10 - Retirement/Benefit Plans.

     (a) On or prior to the date hereof, SHUSTER has provided HAUSER with true, complete and accurate copies of all "employee benefit plans" (within the meaning of Section 3(2) of ERISA) in Schedule 3.10, which are stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code. Each such plan has been duly authorized by SHUSTER's board of directors. Each such plan is qualified in form and operation under Section 401 (a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax exempt status of any such plan or trust under such Sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. Schedule 3.10 also lists all retainer, consulting, retirement, severance, welfare or incentive plans, agreements or arrangements as well as any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents and all group insurance contracts maintained by it for its employees and former employees.

     (b) Other than as set forth in Schedule 3,10, there are no "employee benefit plans" as defined in ERISA, sponsored by SHUSTER or in which SHUSTER participates as a participating employer ("SHUSTER Plans"). With respect to any such employee benefit plan disclosed, SHUSTER has made all contributions thereto which they have accrued on their financial statements and other books and records as a liability and SHUSTER has delivered to HAUSER copies of (I) all documents evidencing such SHUSTER Plans, and all amendments thereto, (2) all reports filed by SHUSTER or Plan officials with respect to such Plans with the United States Department of Labor, the IRS and any other federal or state regulatory agency, (3) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such Plans, (4) all actuarial, accounting and financial reports prepared with respect to any of such Plans, and (5) all currently effective IRS ruling or determination letters on any of such Plans.

     (c) No SHUSTER Plans have been partially or completely terminated nor, to the best of SHUSTER's knowledge, has there been any "reportable event," as that term is defined in Section 4043(b) of ERISA, with respect to a SHUSTER Plan since the effective date of ERISA.

     (d) SHUSTER is not now and has never been obligated to contribute to a pension plan that is a "multiemployer plan," as defined in ERISA.

     (e) SHUSTER has no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any SHUSTER Plan.

     (f) No SHUSTER Plan or trust through which a SHUSTER Plan is funded, nor any trustee or administrator thereof, has engaged in a transaction that might subject the SHUSTER Plan or trust, or any trustee or administrator thereof, or any other party dealing with the SHUSTER Plan or trust, to the tax or penalty on prohibited transactions imposed by the IRC or to a civil penalty imposed by ERISA.

     (g) No SHUSTER Plan or trust through which a SHUSTER Plan is funded has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the IRC, whether or not waived, since the effective date of Section 412.

    (h) There is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or, to the knowledge of SHUSTER and each of the SELLERS, threatened, against any SHUSTER Plan or the assets thereof, or against any fiduciary of any such Plan.

     (i) SHUSTER has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other documents required by any governmental agency with respect to each SHUSTER Plan.

     (j) With respect to each such SHUSTER Plan which is an "employee benefit plan" (within the meaning of Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (within the meaning of Section 4975(c) of the Code).

     (k) All group health plans of SHUSTER have been operated in compliance with the group health plan continuation coverage requirements of Section 162(k) (as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988) and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code, SHUSTER does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

Section 3.11 - Absence of Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance required by, the terms of (i) any law or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which SHUSTER may be subject, (ii) any contract, agreement or instrument to which SHUSTER is a party or by which SHUSTER is bound or committed, or (iii) the Articles of Organization or Bylaws of SHUSTER, or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of SHUSTER or upon any of the stock of SHUSTER.

Section 3.12 - Insurance. SHUSTER has in full force and effect insurance coverage with reputable insurers, which in respect of amounts, types and risks insured, is, in SHUSTER's reasonable judgment, adequate to protect the properties and business of SHUSTER. This insurance is listed on Schedule
3.12 along with a description of all claims in excess of $10,000 for the past five years (the "policies"). Since January 1, 1994, SHUSTER has not suffered any casualty loss or damage to or destruction of its property not covered by the Policies which has had a material adverse effect upon its financial position, business or properties. The definition of "Professional Services" in Shuster's Insurance Policy, #4CM18471 with American Empire Surplus Lines covers all services performed by Shuster while such Policy was in force. Shuster has given prompt notice to its insurers of all claims which should be made under the Policies.

Section 3.13 - Accounts Receivable. The accounts receivable of SHUSTER which are reflected in the December Balance Sheet or are acquired by SHUSTER prior to the Closing Date reflect, or will reflect, valid contractual obligations of its customers, and SHUSTER has no reason to believe that its accounts receivable will not be collected in the ordinary course of business (without resort to litigation or assignment to a collection agency) in an aggregate amount at least equal to the amount, net of reserves, reflected on the December Balance Sheet. Schedule 3.13 sets forth an aging report for the Accounts Receivable as of the Closing Date.

Section 3.14 - Inventories. The inventories of SHUSTER which are reflected on the December Balance Sheet or are acquired by SHUSTER prior to the Closing Date consist of items which are assigned to a specific back order or which are usable by SHUSTER in the ordinary course of its business within one year after the Closing Date, except where the failure to use such inventories would not have a material adverse effect on SHUSTER. The values of obsolete inventory and inventory of below standard quality, if any, have been written down to realizable market values or have been written off, or adequate reserves therefor have been established, on the December Balance Sheet.

Section 3.15 - Patents, Trademarks, Copyrights. Etc. For purposes of this Section, "Intellectual Property" means (i) all United States and foreign patents, trademarks, service marks, trade names, copyrights and franchises, unexpired as of the date hereof, all United States and foreign applications pending for patents, trademarks, service marks, trade name registrations, copyright registrations or franchises, all of the foregoing being owned in whole or in part as noted thereon by SHUSTER; (ii) all licenses granted by or to SHUSTER and all other agreements to which SHUSTER is a party which relate in whole or in part to any items of the categories mentioned in clause (i) above, or to intellectual property, inventions, discoveries, improvements, processes, formulae, proprietary rights, trade secrets, ideas or other know-how, whether owned by SHUSTER or otherwise. SHUSTER's Intellectual Property is listed on Schedule 3.15.

      SHUSTER owns, free and clear of any liens created by SHUSTER, all right, title and interest in and to the SHUSTER Intellectual Property; no person has a right to receive a royalty with respect to any of the SHUSTER Intellectual Property, no intellectual property other than the SHUSTER Intellectual Property so listed is required to permit the conduct of business of SHUSTER as now conducted without conflict with the rights of others; all of the SHUSTER Intellectual Property is valid and in full force and effect, and, to the best of SHUSTER's knowledge, SHUSTER is not infringing upon, or otherwise violating the rights of, any third parties in any material respect with respect to any of the SHUSTER Intellectual Property, and to the best knowledge of SHUSTER, there is no infringement or other adverse claim against the rights of SHUSTER with respect to any of the SHUSTER Intellectual Property.

Section 3.16 - Customers. No single customer accounted for more than ten percent (10@) of SHUSTER's net sales in any of the three most recent fiscal years. SHUSTER believes that its relationship with its suppliers and its customers are good commercial working relationships and no material supplier or customer has cancelled or otherwise terminated, or, to the best knowledge of SHUSTER or the SELLERS, threatened to cancel or otherwise terminate, its relationship with SHUSTER, or, to the best knowledge of SHUSTER or the SELLERS, threatened to materially decrease or limit its materials supplied to, or services purchased from, SHUSTER, since January 1, 1994.

Section 3.17 - Books and Records. All books of account, minute books, stock certificate books, stock transfer ledgers and other corporate records of, and records maintained pursuant to the requirements of governmental authorities by, SHUSTER are complete and correctly and accurately present and reflect all the material transactions entered into by SHUSTER or to which SHUSTER is a party or any other matter which should be set forth in such books and records.

Section 3.18 - Permits. SHUSTER and its corporate personnel hold all material certificates, permits, licenses, registrations, consents, authorizations, approvals, privileges, waivers, exemptions and orders (collectively, "Permits") including, without limitation, all environmental, public health or safety Permits, necessary to permit SHUSTER to own its properties and to conduct its business pursuant to all laws applicable to the operation of its business. There is no material violation of any Permit, all of the Permits are current, valid and in full force and effect, and no action or claim is pending to suspend, revoke or terminate any Permit or to render any Permit invalid in any material respect, or to seek any civil penalty for any alleged violation of any material law, regulation or ordinance.

Section 3.19 - Machinery and Equipment. All of the machinery, equipment and personal property of SHUSTER used in the conduct of its business is in good repair and safe operating condition and is adequate to conduct the business of SHUSTER as it is presently being conducted. Schedule 3.19 sets forth a list of any required capital expenditures for machinery and equipment that are required by existing contracts.

Section 3.20 - Absence of Adverse Agreements. To the knowledge of SHUSTER and the SELLERS, SHUSTER is not a party to any agreement or instrument or any judgment, order or decree of any court, or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects, or in the future may be reasonably likely to materially and adversely affect, the financial condition, results of operations, business or prospects of SHUSTER.

Section 3.21 - Conduct. Since December 31, 1994, SHUSTER has not (i) issued or sold any of its capital stock or any corporate debt obligations; (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock or directly or indirectly purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to any lien or encumbrance (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included on the December Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) made any general wage or salary increase other than in the ordinary course of business; (viii) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (ix) made any changes in its Board of Directors or executive officers or in the compensation thereof; (x) entered into any transaction outside the ordinary course of its business except as expressly contemplated by this Agreement; or (xi) contracted or optioned to purchase or sell any real or personal property otherwise than in the ordinary course of business.

Section 3.22 - Compliance With Law: Permits; Environmental Matters. SHUSTER has complied with all applicable statutes, regulations, orders and restrictions of the United States of America, all states, possessions and municipalities thereof, and all agencies and instrumentalities of the foregoing, the failure to comply with which could result in any liability, penalty or disability material to the conduct of the business of SHUSTER or the ownership or operation by HAUSER of its properties.

     (a) The operations, practices, policies and procedures of SHUSTER, and its employees have been conducted in compliance with all Environmental Laws and have not given rise to any Environmental Damages.

     (b) There are under applicable Environmental Laws no outstanding lawsuits, proceedings, actions, investigations, citations, notices of violations or possible or probable violations of Environmental Laws or consent orders or other orders or agreements to which SHUSTER, or any properties of SHUSTER, are subject or may become subject. SHUSTER has set aside what it believes to be adequate capital reserves to fund all pending and threatened notices of violations, all as reflected on the December Balance Sheet.

     (c) SHUSTER has provided HAUSER with the present location of, and (I) copies of all permits, notices, filings, surveys, audits, correspondence, reports and data regarding the past and present presence of all Hazardous Substances on, at, in, under or above the premises occupied by SHUSTER during the last five (5) years; (2) a list of all shipments or other transfers of a Hazardous Substance from the premises occupied by SHUSTER during the last five (5) years to another location or real property (including the date, Hazardous Substance, quantity, hauler(s), and disposal site(s)), and copies of manifests for all such shipments or transfers; or (3) copies of all requests for information, notices of claim, demands or liability, and notifications that SHUSTER is or may be potentially responsible with respect to any investigation, remediation, response, removal, decontamination, decommission or other corrective action or cleanup of any Hazardous Substance or any release or threatened release thereof.

     (d) There have been no evacuations or known emergencies at the premises occupied by SHUSTER in the past year.

     (e) SHUSTER has furnished HAUSER with (i) copies of all reports, notices or other documents in SHUSTER's files concerning SHUSTER or its employees prepared by SHUSTER during the past five years (A) pursuant to Title VII of the Civil Rights Act, (B) pursuant to Occupational Safety and Health Act of 1970, (C) pursuant to workers' compensation statutes, and (D) pursuant to the National Labor Relations Act or any other labor or employment law: and copies or complete and accurate summaries of all notices, orders or other documents or correspondence, written or oral, notifying or indicating to SHUSTER that any of the buildings or improvements of SHUSTER, or the operation or maintenance thereof as now maintained and operated, contravene any zoning or building law or ordinance or other administrative regulation or violate any restrictive covenant or any provision of federal, state or local law.

Section 3.23 - Disclosure. No representation or warranty by SHUSTER in this Agreement or any written statement made to HAUSER by or on behalf of SHUSTER or documents provided by SHUSTER in connection with this Agreement (including the SHUSTER Schedule of Exceptions) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading.

Section 3.24 - Brokerage. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of SHUSTER in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of SHUSTER in connection with such transactions except that SHUSTER has retained Tucker Anthony Incorporated. Amounts payable to that organization will be treated as provided in Section 1.3(a)(iv).

Section 3.25 - Sale Expenses. Exhibit I sets forth a true and complete estimate of all expenses to be paid by SHUSTER on or after the Closing in connection with the transactions contemplated by this Agreement.

Section 3.26 - Additional Information. Schedule 3.26 contains accurate lists and summary descriptions of the following:

     (a) all accounts receivable of SHUSTER reflected on the December Balance Sheet, specifying in each case the account debtor, the teak amount of each receivable, and the age of each receivable.

     (b) all accounts payable and accrued expenses of SHUSTER reflected on the December Balance Sheet, specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account, any defenses, setoffs or counterclaims that may exist with respect thereto;

     (c)  the names of all present officers and directors of SHUSTER;

     (d) the names and addresses of every bank and other financial institution in which SHUSTER maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of the persons having signing authority or other access thereto;

     (e) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of SHUSTER;

     (f) the names of all persons holding powers of attorney from SHUSTER and a summary statement of the terms thereof; and

     (g) all names under which SHUSTER has conducted any business or which it has otherwise used during the last five years.

     Where a representation or warranty is given "to the knowledge of the SELLER or SHUSTER" or words to similar effect, the term shall be defined to mean that they have actual knowledge of the facts. Actual knowledge of any one SELLER shall be attributed to all other SELLERS for purposes of the Purchase Price adjustment set forth in Article VIII. For purposes of these representations and warranties, knowledge of SHUSTER and the SHUSTER ESOP shall be defined to mean knowledge of any of the following persons: Herbert
V. Shuster, Doris M. Bingham, George W. Bierman, Michael A. Talbott, F. Robert Rolle, Michelle H. Piepoli, Kenneth P. Gordon, Eugene W. Damon, and Philip H. Katz.

ARTICLE IV
COVENANTS OF THE SELLERS AND HAUSER

Section 4.1 - Consents. Each of the SELLERS and HAUSER will obtain or cause to be obtained all consents, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by the SELLERS or HAUSER in connection with the consummation of the transactions contemplated hereby.

Section 4.2 - Maintain Company Business.

     (a) From the date hereof to and including the Closing Date, the SELLERS will use their best efforts consistent with past practices to preserve the business organization of SHUSTER intact, to keep available to HAUSER the services of the present officers and employees of SHUSTER, and to preserve for HAUSER the good will of the suppliers, customers and others having business relations with SHUSTER.

     From the date hereof to and including the Closing Date, the SELLERS will use their best efforts to cause SHUSTER to continue the operation of its business in the ordinary course, and to maintain its real property and other assets, properties and rights in at least as good order and condition as exists on the date hereof (normal wear and tear excepted), and will not permit SHUSTER to:

     (i) encumber any of its assets, properties or right or enter into any transaction or make any contract or commitment relating to its assets, properties or business, except in the ordinary course of business;

     (ii) enter into any employment contract which is not terminable without cost or other liability to SHUSTER, or any successor thereof, except for accrued vacation pay, upon notice of 30 days or less;

     (iii) enter into any contract or agreement which involves the expenditure of over $5,000 except in the ordinary course of business;

     (iv) reclassify or change in any manner its outstanding shares of capital stock or issue or sell any shares of its capital stock or other securities, or redeem or otherwise acquire, or enter into any contract or commitment to redeem or otherwise acquire, any shares of capital stock of SHUSTER;

     (v) make any declaration, payment or distribution of a dividend or any other payment to any SELLER;

     (vi)  transfer any assets of SHUSTER to any SELLER;

     (vii) make any payment or distribution to any trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with SHUSTER's usual past practice, or make any payment or contribution or incur any obligation pursuant to or in respect of any other plan, contract or arrangement providing for any bonus, incentive compensation, pension, deferred compensation, retirement payment, profit sharing contribution or any other employee benefit, which is not in accordance with SHUSTER's usual past practice;

     (viii) extend credit in excess of $5,000 to any customer who was not a customer before the date of this Agreement, or depart from normal and
customary trade, discount and credit policies of   SHUSTER;

     (ix) guarantee the obligation of any person, firm or corporation, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

     (x)   purchase or sell any securities for investment;

     (xi)  amend either its articles of organization or by-laws;

     (xii) make any changes in any of its methods of accounting or in any of its accounting practices;

     (xiii) change the banking or safety deposit arrangements of SHUSTER.

Section 4.3 - Insurance. At any time before the Closing Date; SHUSTER will, at HAUSER's direction and expense, add, if possible, new coverage or increase the coverage on, or otherwise amend, any of the insurance policies described on Schedule 3.12, the extent of such added or increased coverage or the nature of such amendment being a matter solely in the discretion of HAUSER.

Section 4.4 - Financial Information. The SELLERS shall furnish HAUSER with such additional financial and operating data and other information regarding the operations, business, properties and assets of SHUSTER, as HAUSER shall from time to time reasonably require.

Section 4.5 - Notice of Breach. The SELLERS will immediately give notice to HAUSER upon becoming aware of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty hereunder by the SELLERS or a failure by the SELLERS to comply with any covenant, condition or agreement contained herein.

Section 4.6 - Representations. Each of the SELLERS and the HAUSER (a) will take all action necessary to render accurate as of the Closing Date their representations and warranties contained herein, (b) will refrain from taking any action which would render any such representation or warranty inaccurate in any material respect as of such time, and (c) will perform or cause to be satisfied each covenant or condition to be performed or satisfied by them as contemplated by this Agreement.

Section 4.7 - Best Efforts. Each of the SELLERS and HAUSER shall use their best efforts to cause all of the conditions to the obligations of the other to consummate the transactions contemplated hereby to be met as soon as practicable after the date of this Agreement.

ARTICLE V
CERTAIN UNDERSTANDINGS AND AGREEMENTS BETWEEN HAUSER AND THE SELLERS

Section 5.1 - Cooperation; Consents.

     (a) HAUSER and each of the SELLERS agree to cooperate in all actions necessary or appropriate to effect the transactions contemplated by this Agreement.

     (b) HAUSER and each of the SELLERS agree to use their reasonable efforts to obtain as promptly as possible (and in any event prior to the Closing Date) all consents or waivers, that may be required under any loan or other agreement to which SHUSTER or HAUSER is a party or by which SHUSTER OR HAUSER are bound and such other consents as are necessary or advisable in connection with the transaction.

Section 5.2 - Access. From and after the date of this Agreement, each party shall afford to the officers and authorized representatives of the other party full and free access to the properties, books, contracts, commitments and records of the disclosing party, at all reasonable times during normal business hours, and shall furnish such representatives with true and complete copies of such information concerning the affairs of the party providing such access as they may reasonably request. Any such information shall be kept confidential by the representatives of the recipient party except to the extent where (i) it was public knowledge when received or subsequently became public knowledge other than by action of the recipient party, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by the recipient party in any document required to be filed with any governmental agency or authority.

Section 5.3 - Discussions with Others. Prior to the Closing, the SELLERS will not solicit or encourage inquiries or proposals, or participate in any discussion or negotiations leading to any acquisition or purchase of all or a substantial portion of its assets or stock or any merger or consolidation with any third party, except to the extent that its Board of Directors reasonably determines such actions are necessary or required to comply with applicable law relating to the duty of directors of a company, and the SELLERS will give HAUSER prompt notice of any such inquiries or proposals and, if requested, will confirm in writing all relevant details of any such inquiry or proposal.

Section 5.4 - Herbert V. Shuster Phantom Stock Unit Plan. HAUSER agrees to cause SHUSTER to make the payments to the Phantom Unit Holders required by the terms of the Phantom Proceeds Agreement. It is the intent of the parties that, notwithstanding any provision hereof to the contrary, the amounts ultimately paid to Phantom Unit Holders in respect of each Phantom Unit not forfeited by them, should equal the amounts paid by Hauser to the SELLERS for each Share.

Section 5.5 - Sharing of Tax Benefits. The SELLERS and HAUSER agree that a tax benefit (the "Tax Benefits") in the form of a compensation expense deduction may accrue to HAUSER or SHUSTER for any payments made to Phantom Unit Holders or to employees for Stay Bonuses established by employment agreements which are paid after the Closing Date. HAUSER agrees to calculate such tax benefits at the blended maximum statutory federal plus applicable state tax rates in effect for the tax year in question, on an annual basis in connection with the payments made, and to pay pro-rata to the SELLERS,and the Unit Holders, based upon their Proportionate Total Interest, within 95 days after the end of HAUSER's fiscal year in which the payment was made, one-half of said tax benefit. Such payment shall be made by company check.

Section 5.6 - ESOP. SELLERS shall obtain the resignation of the ESOP Trustees and the appointment of Hauser nominees as Trustees as of the Closing Date. All costs of the ESOP after the Closing Date will be administrative expenses of these Plans and will be paid by the Plans.

Section 5.7 - Stay Bonuses. HAUSER agrees to hold the amount of stay bonuses as set forth in the respective employment contracts (approximately $170,000) in escrow to pay stay bonuses to Messrs. Rolle, Talbott and Piepoli as provided in their employment agreements. In the event of their termination prior to receipt of all of the payments, HAUSER shall pay the amount due to the SELLERS and the Unit Holders, in accordance with Section 1.4(a)(vi) above and the Phantom Proceeds Agreement.

Section 5.8 - Press Release. HAUSER and the SELLERS shall issue a joint press release concerning this transaction on the Closing Date. The press release shall be prepared by HAUSER and reviewed and approved by the SELLERS' counsel.

Section 5.9 - Professional Services Insurance. HAUSER agrees to maintain and keep in force (at not less than the amount in place on the Closing Date) the professional services liability insurance currently maintained by SHUSTER (Policy #4CM18471 with American Empire Surplus Lines) for two years after the Closing Date.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF HAUSER

       The obligations of HAUSER under this Agreement are subject, in the discretion of HAUSER, to the satisfaction at or prior to the Closing Date of each of the following conditions:

Section 6.1 - No Material Adverse Change. There shall not have occurred any material adverse change since December 31, 1994, in the financial condition, prospects, business, assets, or results of operations of SHUSTER.

Section 6.2 - Representations and Warranties True. The representations and warranties of the SELLERS contained in this Agreement and all information furnished to HAUSER in connection with this Agreement (including the SHUSTER Schedule of Exceptions) shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent affected by the transactions contemplated hereby, and except as they relate to times other than the Closing Date.

Section 6.3 - SELLERS' Performance. Each of the obligations of the SELLERS to be performed on or before the Closing Date pursuant to the terms of this Agreement (including observance of the covenants set forth in Article IV of this Agreement) shall have been duly performed in all material respects.

Section 6.4 - No Adverse Litigation. No action, suit or proceeding shall have been instituted or threatened by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arising out of, this Agreement or the consummation of the transactions contemplated hereby which the Board of Directors of HAUSER shall determine in good faith makes it inadvisable to proceed to Closing under this Agreement.

Section 6.5 - Opinion of Counsel. HAUSER shall have received an opinion of Sherburne Powers & Needham, P.C., counsel to the ESOP and Plexico, dated as of the Closing Date, in form and substance reasonably satisfactory to HAUSER and its counsel and substantially as set forth at Exhibit J.

Section 6.6 - Consents. The SELLERS shall have obtained all required third party approvals or consents relative to the transactions contemplated by this Agreement.

Section 6.7 - Phantom Stock Awards. SHUSTER and each person who has received a phantom stock unit plan award pursuant to SHUSTER's Phantom Stock Unit Plan dated as of January 2, 1993 shall have entered into a Phantom Stock Proceeds Agreement in substantially the form attached as Exhibit M hereto.

Section 6.8 - Employment Agreements. SHUSTER and Dr. Bierman and Doris Bingham shall have entered into new Employment Agreements in substantially the form attached as Exhibit K hereto. All current employees who have employment agreements shall have entered into amendments to those agreements.

Section 6.9 - Officers and Directors. Certain of the current corporate officers and directors of SHUSTER shall resign as of the Effective Time.

Section 6.10 - Form and Content of Documents. The form and content of all documents, certificates and other instruments to be delivered by the SELLERS shall be reasonably satisfactory to HAUSER and its counsel.

Section 6.11 - HAUSER'S Review. HAUSER shall have completed and be satisfied with its confidential review of the business, management, finances, and regulatory obligations of SHUSTER.

Section 6.12 - Resignation of Trustees. The trustees for SHUSTER's 401(k) plan and ESOP shall resign as of the Closing Date and shall be replaced by HAUSER designees.

Section 6.13 - Lease. SHUSTER shall have entered into a lease with The Hayward Street Limited Partnership with respect to the premises to be occupied by SHUSTER after the Closing Date, which lease is acceptable by HAUSER.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE SELLERS

       The obligations of the SELLERS under this Agreement are subject, in the discretion of SHUSTER, to the satisfaction at or prior to the Closing Date of each of the following conditions:

Section 7.1 - No Material Adverse Change. There shall not have occurred any material adverse change since January 31, 1995, in the financial condition, prospects, business, assets, or results of operations of HAUSER.

Section 7.2 - Representations and Warranties True. The representations and warranties of HAUSER contained in this Agreement and all information furnished to SHUSTER in connection with this Agreement (including the HAUSER Schedule of Exceptions) shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent affected by the transactions contemplated hereby, and except as they relate to times other than the Closing Date.

Section 7.3 - HAUSER's Performance. The obligations of HAUSER to be performed on or before the Closing Date pursuant to the terms of this Agreement (including observance of the covenants set forth in Article IV of this Agreement) shall have been duly performed in all material respects.

Section 7.4 - Certificates. The SELLERS shall have received certified copies of resolutions of the Boards of Directors of HAUSER authorizing execution of this Agreement and approving consummation of the transactions contemplated there, a certificate executed by the president of HAUSER to the effect that all representations and warranties of HAUSER contained herein or otherwise made are true and correct in all material respects as of the Closing Date (if the Closing occurs on a date after the date of this Agreement), that all corporate action by HAUSER required to authorize the Agreement have been taken, and such other certificates or evidence regarding other matters incident to the transactions contemplated herein as the SELLERS or their counsel may reasonably request.

Section 7.5 - No Adverse Litigation. No action, suit or proceeding shall have been instituted or threatened by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arising out of, this Agreement or the consummation of the transaction which the SELLERS shall determine in good faith makes it inadvisable to proceed to Closing under this Agreement.

Section 7.6 - Opinion of Counsel. The SELLERS shall have received an opinion of Chrisman, Bynum & Johnson, P.C., dated as of the Closing Date, in form and substance reasonably satisfactory to the SELLERS and their counsel and substantially in the form as set forth at Exhibit L.

Section 7.7 - Consents. HAUSER shall have obtained all requisite third party approvals or consents relative to the transactions contemplated by this Agreement.

Section 7.8 - Phantom Stock Awards. SHUSTER and each person who has received a phantom stock unit plan award pursuant to SHUSTER's Phantom Stock Unit Plan dated as of January 2, 1993 shall have entered into a Phantom Stock Proceeds Agreement in substantially the form attached as Exhibit M hereto.

Section 7.9 - Employment Agreements. HAUSER and Dr. Bierman and Mrs. Bingham shall have entered into Employment Agreements in substantially the form attached as Exhibit N hereto.

Section 7.10 - Consulting Agreement. HAUSER and Dr. Shuster shall have entered into a Consulting Agreement in substantially the form attached as Exhibit M hereto.

ARTICLE VIII
PURCHASE PRICE ADJUSTMENT

Section 8.1 - Claims by the HAUSER GROUP.

     (a) The Purchase Price shall be adjusted downward for any and all Buyer's Damages (as defined in Section 8.1 (b)) in the manner and to the extent set forth in this Section 8.1.

     (b) The term "Buyer's Damages " shall mean all losses, costs, expenses (including reasonable attorney's fees and expenses), fees, liabilities and damages sustained by HAUSER, SHUSTER, or any affiliates and the officers, directors, employees and agents thereof, (the "HAUSER GROUP") prior to any reimbursement therefor:

     (i) arising from any breach of a representation or warranty of the SELLERS contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered to HAUSER pursuant to or in connection with this Agreement; or

     (ii) resulting from a default in the performance of any of the covenants or obligations that the SELLERS are required to perform under this Agreement.

     (iii) arising from the following litigation or contracts and all matters which are the subject of such litigation or contracts (the "Listed Claims"):

     a)  Providence Washington Insurance Co and Merchants Car    Leasing
Corp. v. Bethany J. Luce and Herbert V. Shuster, Inc.; Civil Action No. 93-
2931-I;

     b) In Re: Copley Pharmaceutical, Inc., "Albuterol" Products Liability Litigation, NDL Docket No. 1013 in the United States District Court tor the District of Wyoming;

     c) In Re: Copley Pharmaceutical, Inc., "Securities Litigation", United States District Court, District of Massachusetts. 94 Civ. 11984 (Wgy);

     d)  Joanne M. Kennedy v. Herbert V. Shuster, Inc.,    Commonwealth of
Massachusetts Commission Against Discrimination. Docket No: 94-BEM-1466;

     e)  any alleged or threatened claim made by Texaco for    worked
performed by Shuster on its behalf;

     f)  Letter of Indemnification dated June 13, 1994, between    SHUSTER
and Tucker Anthony Incorporated.

     g) Penalty imposed by the IRS or Department of Labor for failing to include an independent certified accountant ' s report with the Form 5500 for calendar 1993.

     (c) The right of the HAUSER GROUP to a Purchase Price adjustment under this Agreement for Buyer's Damages is subject to the condition that the SELLERS shall have received a Purchase Price Adjustment Claim (as defined in Section 8.5) on or before the respective anniversary dates set forth in
Section 8.3(b).

     (d) The HAUSER GROUP shall not be entitled to make a claim against the SHUSTER ESOP or its participants for a breach of a representation or warranty set forth in Section 3.10. For claims arising under Section 3.10, the SELLERS (other than the ESOP) shall be liable pro-rata but only to the extent of their Proportionate Total Interest multiplied by the amount of such claim and subject to the provisions of Section 8.3.

     (e) Notwithstanding anything herein to the contrary, with respect to any Purchase Price Adjustment Claim made pursuant to Section 8.1 (b)(iii) that is timely made on or before the respective anniversary date set forth in
Section 8.3(b)(iii), the adjustment amount due to HAUSER and payment to SELLERS from the Escrow Amount shall be tolled until judgment is rendered or settlement of the issue is reached in the subject litigation.

     (f) Notwithstanding any provision hereof to the contrary, the adjustment to the Purchase Price with respect to any SELLER for Buyer's Damages shall not exceed such SELLER'S Proportionate Total Interest multiplied by the amount of such Buyers Damages.

     (g) The right of the HAUSER GROUP to make a claim against the SHUSTER ESOP or its participants shall, in all events, be reduced to the extent that the SHUSTER ESOP makes distributions for the benefit of participants and beneficiaries entitled to payment.

Section 8.2. - Claims by the SELLERS.

     (a) The Purchase Price shall be adjusted upward for any and all SELLERS' Damages (as defined in Section 8.2(b)) in the manner and to the extent set forth in this Section 8.2.

     (b) The term "SELLERS' Damages" shall mean all losses, costs, expenses (including reasonable attorney's fees and expenses), fees, liabilities and damages sustained by any of the SELLERS prior to any reimbursement therefor:

     (i) arising from any breach of a representation or warranty of HAUSER contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered to the SELLERS pursuant to or in connection with this Agreement; or

     (ii) resulting from a default in the performance of any of the covenants or obligations that HAUSER is required to perform under this Agreement.

     (c) The right of the SELLERS to a Purchase Price adjustment under this Agreement for SELLERS' Damages is subject to the condition that HAUSER shall have received a Purchase Price Adjustment Claim (as defined in Section 8.6) on or before the first anniversary of the Closing Date as provided in Section 8.3(b) (the "Claims Termination Date").

Section 8.3 - Adjustment Limits.

     (a) Except as otherwise set forth in this Section 8.3, no Purchase Price adjustment shall be made by the parties based upon any claim of BUYER'S DAMAGES OR SELLERS' DAMAGES, as the case may be until:

     (i) any single claim, (after deducting insurance proceeds and third party recoveries paid to or for the benefit of the injured party) shall exceed Twenty Five Thousand Dollars ($25,000); or

     (ii) any two or more claims (after deducting insurance proceeds and third party recoveries paid to or for the benefit of the injured party) shall total, in the aggregate Fifty Thousand Dollars ($50,000).

     For purposes of this section, the deductible amounts set forth in Sections 8.3(a)(i)and (ii) shall be deemed the "Deductibles". Only the amount of such claims of the injured party in excess of the Deductibles shall be subject to adjustment in accordance with the terms of either Section 8.1 or 8.2 hereof.

     Notwithstanding the foregoing, claims pursuant to Section 8.1 (b)(iii) shall not be subject to the Deductibles limitation (but shall be included in the calculation of the aggregate payments made by the paying party under
Section 8.1 or 8.2, as applicable, for purpose of determining whether the paying party has paid the Maximum Damages as defined in Section 8.3(b) below).

     (b) The parties' respective obligations to adjust the Purchase Price under Sections 8.1 and 8.2 hereof shall apply only to Purchase Price Adjustment Claims aggregating up to the Maximum Damages shown which are made on or before the following anniversaries of the Closing Date:

     (i) the fifth (5th) anniversary, with respect to all BUYER'S DAMAGES involving environmental claims up to $4,200,000, plus the Earnout provided in
Section 1.2(b);

     (ii) the third (3rd) anniversary, with respect to all BUYER'S DAMAGES involving ERISA claims up to $4,200,000, plus the Earnout provided in Section 1.2(b);

     (iii) the second (2nd) anniversary, with respect to all BUYER'S DAMAGES involving the Listed Claims up to $2,100,000, plus the Earnout provided in
Section 1.2(b);

     (iv) the first (lst) anniversary, with respect to all other claims for BUYER'S DAMAGES or SELLERS' DAMAGES up to $2,100,000, plus the Earnout provided in Section 1.2(b).

     (c) The Parties hereto intend that the literal provisions of Section 8.3(a) and (b) shall give effect to the terms of the following table:

  LIABILITY  TERM LIMIT       CAP             DEDUCTIBLE

  5 YEARS    $4,200,000  $50,000/$25,000     $50,000/$25,000
             + Earnout

  3 YEARS    $4,200,000  $50,000/$25,000     $50,000/$25,000
              + Earnout

  2 YEARS    $2,100,000     NONE                NONE
              + Earnout

  I YEAR     $2,100,000  $50,000/$25,000     $50,000/$25,000
              + Earnout

The parties agree that the "CAP" and "DEDUCTIBLE" numbers for the various categories set forth in the table above are also aggregate CAP and DEDUCTIBLE numbers for all such categories of liabilities such that the total DEDUCTIBLES for all categories is $50,000 or $25,000 as the case may be and the total CAP for all categories is equal to $4,200,000 plus the Earnout provided however, that aggregate cap for claims in the above categories of "Listed
Claims" and "All Others" shall be $2,100,000 plus the Earnout.

     (d) SELLERS shall in no event be liable for damages in excess of the actual damages suffered by the HAUSER GROUP as a result of the act, circumstance, or condition for which a Purchase Price adjustment is sought, net of any tax benefits realized by the HAUSER GROUP as a result of the BUYER'S' DAMAGES for which a claim is made. HAUSER shall in no event be liable for damages in excess of the actual damages suffered by the SELLERS as a result of the act, circumstance, or condition for which a Purchase Price adjustment is sought, net of any tax benefits realized by the SELLERS as a result of the SELLERS' DAMAGES for which a claim is made.

Section 8.4 - Sole and Exclusive Remedy. The adjustment provisions set forth in the Section 8 shall be the party's sole and exclusive remedy against the other party hereto; provided however that, each party shall retain all remedies at law or in equity in the event of any willful misconduct or fraudulent act committed by the other party hereto in connection with the terms of this Agreement.

Section 8.5 - Procedures for Adjustment by the HAUSER GROUP.

     (a) As used in this section, the term "SELLERS" shall mean the SELLERS' Representative as set forth in Section 8.8.

     (b) A claim for a Purchase Price adjustment hereunder ("Purchase Price Adjustment Claim") shall be made by the HAUSER GROUP by delivery of a written declaration to the SELLERS and the SELLERS' Representative requesting an adjustment of the Purchase Price and specifying the basis on which such adjustment is sought in reasonable detail (and shall attach relevant documentation related to the Adjustment Claim) and the amount of asserted damages or losses.

     (c) The SELLER'S Representative shall have forty-five (45) days to object to such Purchase Price Adjustment Claim made by HAUSER by delivery of a written notice of such objection to HAUSER specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Purchase Price Adjustment Claim by the SELLERS and the SELLERS' Representative. The Purchase Price Adjustment Claim shall be satisfied in accordance with the provisions of this Section. HAUSER may submit the matter to arbitration if:

     1) an objection is timely interposed by the SELLERS' Representative and the dispute is not resolved within twenty (20) business days from the date HAUSER receives an objection.

     2)  the parties agree to the adjustment but the SELLERS'
Representative has not caused payment to be made to HAUSER    within ten (10)
business days after expiration of the period to    object.

     The arbitration shall be governed by the procedures set forth in Section 9.12.

     (d) Upon determination of the amount of Buyer's Damages, whether by agreement by HAUSER and the SELLERS' Representative or by an arbitration award;

     (i) the Escrow Agent shall pay HAUSER the cash equivalent of such Buyer's Damages multiplied by the respective SELLER'S PROPORTIONATE TOTAL INTEREST, to the extent that they exceed the applicable DEDUCTIBLE, if any, or, if the escrow has been released, SELLERS shall pay the BUYER'S DAMAGES multiplied by the SELLER'S PROPORTIONATE TOTAL INTEREST to HAUSER within ten
(10) days of the date of agreement or arbitration award, as the case may be. BUYER's in excess of the CAP established in Section 8.3 DAMAGES can be offset against the EARNOUT.

     (ii) Such payment shall be paid by the SELLERS to HAUSER      according
to their respective Proportionate Total Interest.

Section 8.6 - Procedures for Adjustment by the SELLERS.

     (a) As used in this section, the term "SELLERS" shall mean the SELLERS' Representative as set forth in Section 8.8.

     (b) A claim for a purchase price adjustment hereunder ("Purchase Price Adjustment Claim") shall be made by the SELLERS by delivery of a written declaration signed by the SELLERS' Representative to HAUSER requesting an adjustment of the Purchase Price and specifying the basis on which such adjustment is sought in reasonable detail (and shall attach relevant documentation related to the Purchase Price Adjustment Claim) and the amount of asserted damages or losses.

     (c) HAUSER shall have forty-five (45) days to object to such Purchase Price Adjustment Claim made by the SELLERS by delivery of a written notice of such objection to the SELLERS' Representative specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Purchase Price Adjustment Claim by HAUSER. The Purchase Price Adjustment Claim shall be satisfied in accordance with the provisions of this Section. The SELLERS' Representative may submit the matter to arbitration if:

     1) an objection is timely interposed by HAUSER and the dispute is not resolved within twenty (20) business days from the date HAUSER receives an objection.

     2) the parties agree to the adjustment but HAUSER has not caused payment to be made to the SELLERS within ten (10) business days after expiration of the period to object;

     The arbitration shall be governed by the procedures set forth in Section 9.12.

     (d) Upon determination of the amount of SELLERS' DAMAGES, whether by agreement by HAUSER and the SELLERS' Representative or by an arbitration award, HAUSER shall promptly pay SELLERS DAMAGES to the SELLERS, pro rata based upon each SELLERS Proportion Total Interest.

Section 8.7 - Local Proceedings.

     (a) If any claim is made, suit or proceeding is instituted against a party ("Claimant") which, if prosecuted successfully, would be a matter for which they are entitled to a Purchase Price Adjustment from another party ("Recipient") under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the terms and conditions of this Section 8.7.

     (b) Claimant shall give Recipient written notice of any such claim promptly after receipt by Claimant of notice thereof, and Recipient will undertake the defense thereof by representatives of its own choosing reasonably acceptable to Claimant. If Recipient fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to Recipient by Claimant, Claimant shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. Recipient and Claimant shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Claimant as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such claim. Unless Recipient has failed to fulfill its obligations under this Section 8, no settlements by Claimant of a Third Party Claim shall be made without the prior written consent by or on behalf of Recipient, which consent shall not be unreasonably withheld or delayed. If Recipient has assumed the defense of a Third Party Claim as contemplated herein, no settlement of such Third Party Claim may be made by Recipient without the prior written consent by or on behalf of Claimant, which consent shall not be unreasonably withheld or delayed.

     (c) If the amount of BUYER'S or SELLERS' Damages paid, at any time subsequent to such payment, shall be reduced by any recovery, settlement or otherwise, the amount of such reduction, less any expense incurred by the party receiving such recovery in connection therewith, promptly shall be repaid to the Recipient.

     (d) The SELLERS and HAUSER shall consult and use their best efforts to cooperate in resolving questions regarding Buyer' s Damages or SELLERS' Damages.

     (e) For purposes of this Section 8.7, the Recipient or Claimant as applied to the SELLERS shall mean the SELLERS acting by and through the SELLERS' Representative.

Section 8.8 - SELLERS' Representative. The SELLERS shall irrevocably make, constitute and appoint Herbert V. Shuster as their agent (the "SELLERS' Representative") and authorize and empower him to fulfill the role of SELLERS' Representative hereunder pursuant to the SELLERS' Representative Power of Attorney attached hereto as Exhibit N.

Section 8.9 - Service of Process. Each SELLER irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of the copies thereof by registered, certified or first class mail, postage prepaid, to the SELLERS' address set forth herein, or permitted under Delaware law.

Section 8.10 - For purposes of this Article VIII, the term (i) SELLERS shall include the Shareholders and the Unit Holders, (ii) Purchase Price shall include amounts paid or to be paid to the Unit Holders pursuant to the Phantom Proceeds Agreement and (iii) Series A Notes shall include the "Notes" as defined in the Phantom Proceeds Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 - Expenses. Whether or not the transactions contemplated hereby shall be consummated, HAUSER and the SELLERS agree to pay their respective costs and fees, including legal fees, incurred in connection with this transaction, unless specifically agreed to in writing to the contrary. Such costs and fees incurred or paid by SHUSTER or the SELLERS shall be treated as provided in Section 1.3(a)(i).

Section 9.2 - Survival of Representations and Warranties. The representations and warranties contained herein and made by or on behalf of HAUSER and the SELLERS shall expire on the Claims Termination Date. All representations and warranties contained herein shall be effective notwithstanding any examination or investigation made by or on behalf of any party at any time. All statements contained in any certificate, schedule or other instrument (including HAUSER Schedule of Exceptions and the SELLERS Schedule of Exceptions) delivered by or on behalf of any party pursuant hereto or in connection with the transactions contemplated herein shall constitute representations and warranties by such party hereunder.

Section 9.3 - Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered by hand or by certified mail, postage prepaid:

     (a) If to HAUSER, at the address set forth below:

     Timothy D. Ziebarth, Ph.D.
     Senior Vice President
     HAUSER CHEMICAL RESEARCH, INC.
     5555 Airport Boulevard
     Boulder, CO 80301

     With a copy to:
     Laurie P. Glasscock, Esq.
     CHRISMAN, BYNUM & JOHNSON, P.C.
     1900 Fifteenth Street
     Boulder, CO 80302

     (b) If to the SELLERS, at the addresses set forth on Exhibit A and if to the SELLERS' Representative:

     Herbert V. Shuster
     6 Wamesit Road
     Waban, MA 02168

     with a copy to:
     Allan J. Landau, Esq.
     SHERBURNE POWERS & NEEDHAM, P.C.
     One Beacon Street
     Boston, MA 02108

     Any notice or other communication so addressed and so delivered shall be deemed to have been received on the date of delivery, or if mailed, by United States mail, certified, return receipt requested, on the earlier of delivery or the third day following mailing.

Section 9.4 - Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 9.5 - Waiver and Modification. A party may only waive the failure of another party to comply with any of such party's obligations, agreements or conditions as set forth herein expressly in writing. To the extent permitted by law, this Agreement may be amended or modified in whole or in part by an agreement in writing executed on behalf of the parties hereto at any time.

Section 9.6 - Entire Agreement; Severability. This Agreement, and the Exhibits thereto, embody the entire agreement between the parties with respect to the transaction, and this Agreement shall not be affected by reference to any other document. The invalidity or lack of enforceability of any provision of this Agreement shall not affect the validity and continuing effectiveness of any other provision.

Section 9.7 - Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of them. No party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party except that HAUSER may (without such consent) assign or transfer its rights or obligations to any successor to its business through merger, consolidation, sale of substantially all of its assets or otherwise.

Section 9.8 - Counterparts. This Agreement may be executed simultaneously in several identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.9 - Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of such document.

Section 9.10 - Changed Circumstances. Until the Effective Time, the SELLERS shall have a continuing obligation hereunder to notify HAUSER promptly if they discover that any of their representations or warranties contained herein or in any document delivered in connection herewith was not true and correct on and as of the respective dates thereof, and HAUSER shall have a continuing obligation to notify the SELLERS promptly if it discovers that any of its representations and warranties contained herein or in any document delivered in connection herewith was not true and correct on and as of the respective dates thereof.

Section 9.11 - Cumulative Rights: No Waiver. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any party to exercise, and no delay in exercising (except where a specific time period is specified) any right shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other future exercise thereof or the exercise of any other right. No investigation, review or audit by either party of the other prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

Section 9.12 - Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration, as follows:

     (i)   Such arbitration shall be conducted in accordance with the
Commercial Arbitration Rules of the American Arbitration       Association
(the "AAA") as then in effect. There shall be a single arbitrator who shall be designated as provided in the arbitration rules of the AAA. The decision
of the arbitrator may be entered   and enforced in any court of competent
jurisdiction.

     (ii) The parties shall be entitled to discovery in accordance with Federal Rules of Civil Procedure.

     (iii) All such arbitration proceedings shall take place in Chicago, Illinois.

     (iv) All fees, costs and expenses payable to the arbitrator shall be divided equally between the parties. The prevailing party in any such proceeding shall be awarded its reasonable costs and expenses incurred in connection with the arbitration (including attorneys' fees).

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

HAUSER CHEMICAL RESEARCH, INC.


By:___________________________
   Dean P. Stull
   Chief Executive Officer


SELLERS:


/Herbert V. Shuster___________
Herbert V. Shuster


/Philip H. Katz_______________
Philip H. Katz


/George W. Bierman____________
George W. Bierman


/Jon L. Plexico_______________
Jon L. Plexico


HERBERT V. SHUSTER EMPLOYEE STOCK
OWNERSHIP PLAN


By:/Doris M. Bingham__________
   Doris M. Bingham, Trustee